Memorandum
Date:	October 11, 2004
To:	Executive Officers and Directors of Essex Property Trust, Inc.
From:	Suzanne Golden
Re:	Sarbanes-Oxley Blackout Notice

As a director or executive officer of Essex, you are subject to Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 104 of SEC Regulation BTR, which prohibits directors and executive officers from engaging in certain transactions in Essex common stock (or associated derivative securities) during a pension fund blackout period. Essex is required to notify you of pension fund blackout periods and the resulting restrictions imposed on trading in Essex stock.

This notice is to inform you that Essex is implementing several changes to the investment menu, including a change of trustee and investment menu options available to participants in the Essex Portfolio, L.P. 401(k) Plan (the “Plan”). This transition will require that a blackout period be imposed on participants’ transactions in the Plan beginning at 4:00 p.m. Eastern time on October 29, 2004 and ending by November 9, 2004 (the “Blackout Period”). During the Blackout Period, you will be prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any Essex equity securities or derivative securities of those equity securities, such as stock options. The prohibition on transactions by you applies both to amounts you may have invested in the Essex stock fund under the Plan and to Essex securities that you hold outside of the Plan. This prohibition also applies to any direct or indirect pecuniary interest you may have in such securities, such as Essex stock held by immediate family members living with you, or held in trust, or by controlled partnerships or corporations. The prohibition on purchases, sales and other transactions does not apply to trades made pursuant to Rule 10b5-1 trading plans, provided that you did not enter into or modify the trading plan during the Blackout Period, or while aware of the actual or approximate beginning or ending dates of the Blackout Period. There also are certain other narrow exceptions, including dividend reinvestment plans, certain automatic non-discretionary transactions within employee benefit plans (but not the Plan), automatic formula grant programs, and exchanges by operation of law in connection with a merger or acquisition.

The trading prohibition applies only to Essex equity securities and derivatives that you have acquired in connection with your service or employment as a director or executive officer of Essex (including any affiliate of Essex). It is important to note that any such security you sell or otherwise transfer automatically will be presumed to have been acquired in connection with your service or employment unless you establish that the securities were acquired from another source and this identification is consistent with your treatment of the securities for tax purposes and all other disclosure and reporting requirements.
If you have any questions on these changes, please contact Suzanne Golden at 925 E. Meadow Drive, Palo Alto, CA 94304 or by phone at 650-494-3700.